Exhibit 99.1

Fifth Amendment To

Commercial Evaluation and License Agreement

This Fifth Amendment to Commercial Evaluation and License Agreement (“Fifth Amendment”) is effective as of the date of the last signature on the signature page between the UNIVERSITY OF MARYLAND, BALTIMORE (“University”), a public university that is part of the University System of Maryland (which is a public corporation and an instrumentality of the State of Maryland), and SILO PHARMA, INC., a Florida corporation (“Company”).

BACKGROUND

University and Company entered into a Commercial Evaluation and License Agreement, effective as of February 26, 2021, as amended (“CELA”). (Any capitalized term that is not otherwise defined in this Fifth Amendment shall have the meaning set forth in the CELA.)

University has agreed to extend the term of the CELA. Therefore, the Parties agree to amend the CELA as set forth in this Fifth Amendment.

NOW THEREFORE, the Parties agree as follows:

A. Section 8 (Term) of the CELA is hereby deleted in its entirety, and replaced with the following:

8.1 Term.

8.1.1 This Agreement became effective on February 26, 2021, and shall expire on September 30, 2023 (unless sooner terminated in accordance with this Article 8).

8.1.2 Company may at its option extend this Agreement until December 31, 2023, by providing written notice to University on or before August 31, 2023, and by paying an additional license fee of $2,500.00. The license fee is non-refundable. If the parties enter into a Master License Agreement, the license fee shall be creditable against patent expenses payable under the Master License Agreement. However, if there is an uncured default or material breach of this Agreement by Company at the time University receives Company’s notice of extension, Company shall have no right to extend the Term unless it is cured to the reasonable satisfaction of University.

8.1.3 However, if Company timely exercises the Option, this Agreement will expire at the end of the Negotiation Period or upon execution of a Master License Agreement, whichever occurs first.

B. Except as specifically modified in this Amendment, all terms and conditions of the CELA shall remain in full force and effect.

C. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, each party has caused this Fifth Amendment to be executed under seal by its duly authorized representative.

UNIVERSITY OF MARYLAND, BALTIMORE

By:	/s/ Philip J. Robilotto	(SEAL)
Philip J. Robilotto
Associate Vice President, OTT

Date:	6/28/2023

SILO PHARMA, INC.

By:	/s/ Eric Weisblum	(SEAL)
Eric Weisblum
Chief Executive Officer

Date:	6/28/2023